Exhibit 10.2

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is entered into as of February 12, 2010 (“Effective Date”), by and between Vitesse Semiconductor Corporation, a Delaware corporation (“Vitesse”), and Christopher Gardner (the “Executive”) and is intended to supersede and replace the Amended and Restated Employment Agreement dated as of February 9, 2009 between Vitesse and Executive (“Amended Agreement”) and the Amendment to the Amended Agreement dated as of July 8, 2009.

RECITALS

A.                                  Executive serves as Vitesse’s Chief Executive Officer as of the date of this Agreement.

B.                                    Vitesse and Executive desire to set forth in this Agreement the terms and conditions upon which the Executive shall continue to serve as Vitesse’s Chief Executive Officer.

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, Vitesse and Executive hereby agree as follows:

1.                                       POSITION AND COMPENSATION

It is hereby agreed that Executive shall continue to be employed by Vitesse in the position of Chief Executive Officer at a base salary of $375,000 per year. Vitesse and Executive further agree that Executive’s base salary shall be reviewed not less than once per year from the Effective Date of this Agreement. Changes in Executive’s compensation shall be recorded in a Compensation Adjustment form signed and dated by Vitesse and Executive. In addition to salary, Executive shall also participate in a bonus program which will provide him with the opportunity to earn a target bonus equal to 100% of Executive’s base salary (“Target Bonus”) and a maximum bonus equal to 150% of Executive’s base salary (“Maximum Bonus”). Executive’s bonus, if any, shall be determined by the Board of Directors of Vitesse or any duly authorized committee thereof (“Board”) in its sole discretion, taking into account Executive’s performance during the year and such other factors as the Board deems appropriate. The determination and payment of the amount of Executive’s bonus for a fiscal year would be made at approximately the same time as the determination of fiscal year performance bonuses for the Company’s other executive officers, but not later than March 15 of the following fiscal year.

2.                                       EMPLOYEE STOCK INCENTIVE PLAN

Executive shall be eligible to receive equity compensation grants under the Vitesse Semiconductor Corporation 2001 Stock Incentive Plan (“SIP”) or any successor equity compensation program approved by the Board, with the amount of any such compensation to be determined by the Board and consistent with his position as Chief Executive Officer.

Concurrent with the execution of this Agreement, a grant of 1,800,000 options (“Option”) and 1,800,000 restricted stock units (“RSU”) is being made under the Vitesse

Amended and Restated 2001 Stock Incentive Plan. The terms and conditions of the Option and RSU grant shall be as set forth in Vitesse’s Amended and Restated 2001 Stock Incentive Plan and the grant documents and agreements associated therewith.

3.                                     BENEFITS

Employment benefits shall be provided to Executive in accordance with the programs of Vitesse then available to its senior executives, as amended from time to time.

4.                                     VACATION

Executive shall be entitled to five weeks of paid vacation per year. Unused vacation time may be carried forward only to the extent consistent with Vitesse’s then current policy with respect to vacation time and in accordance with law.

5.                                     TERMINATION OF EMPLOYMENT

Vitesse and Executive understand and agree that Executive’s employment may be terminated under the circumstances and in accordance with the terms set forth below:

A.                                By mutual agreement at any time with or without notice; provided that such agreement must be stated in writing and signed and dated by Executive and an authorized agent of Vitesse.

B.                                  By either Vitesse or Executive at any time and for any reason, with or without prior notice.

C.                                  By Vitesse For Cause. A termination of employment “For Cause” is defined as termination by reason of (i) Executive’s conviction of a felony or plea of guilty or nolo contendere to a felony; (ii) Executive’s intentional failure or refusal to perform his employment duties and responsibilities; (iii) Executive’s intentional misconduct that injures Vitesse’s business; (iv) Executive’s intentional violation of any other material provision of this Agreement or Vitesse’s code of business conduct and ethics; or (v) as provided in Section 8 of this Agreement. Executive’s inability to perform his duties because of death or Disability shall not constitute a basis for Vitesse’s termination of Executive’s employment For Cause. Notwithstanding the foregoing, Executive’s employment shall not be subject to termination For Cause without Vitesse’s delivery to Executive of a written notice of intention to terminate. Such notice must describe the reasons for the proposed employment termination For Cause, and must be delivered to Executive at least fifteen (15) days prior to the proposed termination date (the “Notice Period”). Executive shall be provided an opportunity within the Notice Period to cure any such breach (if curable) giving rise to the proposed termination, and shall be provided an opportunity to be heard before the Board. Thereafter, the Board shall deliver to Executive a written notice of termination after the expiration of the Notice Period stating that a majority of the members of the Board have found that Executive engaged in the conduct described in this Paragraph 5.C.

D.                                   Vitesse may terminate Executive’s employment immediately upon his death or upon Vitesse’s provision to Executive of not less than fifteen (15) days written notice to Executive that Vitesse has determined that Executive is unable to continue to perform his job duties due to Disability. “Disability” means a physical or mental impairment of Executive as certified in a written statement from a licensed physician selected or approved by the Board that renders Executive unable to perform his duties under this Agreement (after reasonable accommodation, if necessary, by Vitesse that does not impose an undue hardship on Vitesse) for one hundred and fifty (150) consecutive days or for at least two hundred and ten (210) days (regardless of whether such days are consecutive) during any period of three hundred sixty-five (365) consecutive days. In conjunction with determining the existence of a Disability, Executive consents to any reasonable medical examinations (at Vitesse’s expense) that the Board determines are relevant to a determination of Executive’s Disability, and agrees that Vitesse is entitled to receive the written results of such examinations. Executive agrees to waive any applicable physician-patient privilege which may arise with respect to such examinations.

E.                                     By Executive for Good Reason. A termination of employment for “Good Reason” is defined as being without Executive’s written consent, the occurrence of any of the following actions unless the action is fully corrected (if possible) within fifteen (15) days after the Board receives written notice from Executive of such action (which notice shall have been provided by Executive within thirty (30) days of the occurrence of such action), and provided that Executive actually terminates employment within thirty (30) days following the end of such fifteen (15) day period: (a) Vitesse’s material reduction in Executive’s base salary; (b) Vitesse’s failure to pay Executive any material amount that is expressly required to be paid under this Agreement; (c) Vitesse’s material and adverse reduction of the nature of Executive’s duties and responsibilities, disregarding mere changes in title; or (d) Vitesse’s requirement that Executive perform his principal employment duties at an office that is more than thirty-five (35) miles from Camarillo, California.

6.                                      SEVERANCE PAY

If Executive’s employment is terminated (i) by mutual agreement, (ii) by Vitesse For Cause, (iii) by Executive for other than Good Reason (as defined below) or (iv) because of Executive’s Disability or death, Executive (or Executive’s estate in the case of Executive’s death) shall receive Executive’s base salary earned through Executive’s final day of employment, but shall not be eligible to receive any Severance Pay (as defined below) or any other compensation, unless agreed upon by both parties. For purposes of clarification, it is agreed that under this Agreement, neither termination by Vitesse other than For Cause nor termination by Executive for Good Reason includes termination of employment because of Executive’s Disability or death. Executive’s right to receive any of the benefits under this Section 6 shall be conditioned upon Executive’s execution of Vitesse’s standard form of waiver and release of claims.

If Executive’s employment is terminated other than on or within 24 months after a Change of Control Event by Vitesse other than For Cause or by Executive for Good Reason, Executive shall receive (i) his base salary earned through Executive’s final day of employment, (ii) a pro-rata portion (based upon the portion of the fiscal year occurring prior to Executive’s final day of employment) of Executive’s Target Bonus and (iii) Severance Pay.

If Executive’s employment is terminated on or within 24 months after a Change of Control Event by Vitesse other than For Cause or by Executive for Good Reason, Executive shall receive (i) his base salary earned through Executive’s final day of employment, (ii) a pro-rata portion (based upon the portion of the fiscal year occurring prior to Executive’s final day of employment) of the greater of (a) Executive’s Target Bonus or (b) the bonus the Executive actually received for the fiscal year ending immediately prior to Executive’s final day of employment and (iii) Severance Pay. In addition, upon a termination of Executive’s employment on or within 24 months after a Change of Control Event by Vitesse other than For Cause or by Executive for Good Reason, all outstanding options and restricted stock units which are subject solely to time-based vesting shall become fully vested. Furthermore, if a Change of Control Event occurs and if the Executive’s employment with Vitesse is terminated within one year prior to the date on which the Change of Control Event occurs by Vitesse other than For Cause, and if it is reasonably demonstrated by the Executive that such termination of employment (i) was at the request of a third party which had taken steps reasonably calculated to effect such Change of Control Event or (ii) otherwise arose in connection with or anticipation of such Change of Control Event, then all restricted stock units which are subject solely to time-based vesting and were outstanding immediately prior to Executive’s final day of employment shall become fully vested as of the Change of Control Event and to the extent such Change of Control Event occurs prior to 6 months after Executive’s termination of employment, all options outstanding immediately prior to Executive’s final day of employment which are subject solely to time-vesting shall become fully vested as of the Change of Control Event and subject to the other terms of the equity compensation plan applicable upon a Change of Control Event, shall have a remaining exercise period of the lesser of (i) the period remaining until 6 months after the Executive’s termination of employment or (ii) 90 days after such Change of Control Event, provided such exercise period does not extend beyond the maximum term of the options applicable if the Executive had remained employed with the Company.

“Change of Control Event” shall have the same meaning as in Vitesse’s SIP.

“Severance Pay” means twenty four (24) months of Executive’s base salary plus two times the Maximum Bonus (whether earned or not) payable in a lump sum on the date of termination of employment, and payment of the cost of continuation of group medical and dental benefits pursuant to the Vitesse’s standard programs in effect on the termination of employment date for a period of the lesser of twelve (12) months or the date on which Executive obtains other employment.

7.                                      EMPLOYMENT DUTIES

Executive will report to Vitesse’s Board and shall perform all duties assigned to him by the Board. Executive’s duties may be conveyed to him through a job description, or through other written or verbal instructions from Vitesse’s Board. Executive’s duties are expected to involve travel from time to time to various locations and events, and are expected to involve significant unpaid overtime.

8.                                       COMPLIANCE WITH VITESSE POLICIES AND PROCEDURES

As a member of Vitesse management, Executive will be expected to comply with all provisions of the Vitesse Policies and Procedures Manual and Employee Handbook, as amended from time to time. Executive acknowledges, by signature on this Agreement, that failure to comply with and ensure enforcement of Vitesse’s policies, procedures and all federal/state laws relating to business operations may result in immediate termination of employment For Cause.

9.                                       CONFLICT OF INTEREST

Executive acknowledges that his position is a full-time position and agrees to devote his entire productive time, ability and attention to Vitesse’s business. Executive further agrees that while employed by Vitesse, he will not directly or indirectly engage in outside employment, consulting or other business activities unless he has obtained written consent from the Vitesse Board.

10.                                NO SOLICITATION OF CUSTOMERS

Executive promises and agrees that during the term of this Agreement, Executive will not, directly or indirectly, individually or as a consultant to, or as an employee, officer, stockholder, director or other owner or participant in any business, influence or attempt to influence customers, vendors, suppliers, joint venturers, associates, consultants, agents, or partners of Vitesse, either directly or indirectly, to divert their business away from Vitesse, to any individual, partnership, firm, corporation or other entity then in competition with the business of Vitesse, and he will not otherwise materially interfere with any business relationship of Vitesse. Executive also promises and agrees that for a period of two (2) years after termination of employment he will not utilize trade secrets of Vitesse to directly or indirectly, individually or as a consultant to, or as an employee, officer, stockholder, director or other owner or participant in any business, influence or attempt to influence customers, vendors, suppliers, joint venturers, associates, consultants, agents, or partners of Vitesse, either directly or indirectly, to divert their business away from Vitesse, to any individual, partnership, firm, corporation or other entity then in competition with the business of Vitesse, and he will not otherwise materially interfere with any business relationship of Vitesse.

11.                                SOLICITATION OF EMPLOYEES

Executive promises and agrees that during the term of this Agreement and for a period of two (2) years thereafter, Executive will not, directly or indirectly, individually or as a consultant to, or as an employee, officer, stockholder, director or other owner of or participant in any business, solicit (or assist in soliciting) any person who is then, or at any time within six (6) months prior thereto was, an employee of Vitesse who earned annually $25,000 or more as an employee of Vitesse during the last six (6) months of his or her own employment to work for (as an employee, consultant or otherwise) any business, individual, partnership, firm, corporation, or other entity whether or not engaged in competitive business with Vitesse.

12.                               OBLIGATION TO RETURN BONUS PAYMENTS

Executive agrees to disgorge to the Company certain bonus payments and profits if the Company is required to prepare an accounting restatement to correct an accounting error on an interim or annual financial statement included in a report on Form 10-Q or Form 10-K, due to material noncompliance with any financial reporting requirement under the federal securities laws, and the Board determines that misconduct by the Executive has occurred and caused such restatement. ‘Misconduct’ shall refer to any definition included in the applicable statute(s) or applicable judicial precedents. The amounts that shall be disgorged shall be (i) any bonus or other incentive-based or equity-based compensation received by Executive from the Company during the 12-month period following the first public issuance or filing with the SEC (whichever first occurs) of the financial document embodying such error; and (ii) any net profits realized by Executive from the sale of the Company’s stock during that 12-month period. In any dispute between the Company and Executive regarding such misconduct, Executive will continue to be entitled to any indemnification or reimbursement for legal representation available to Executive pursuant to any statute, charter provision, By-law, contract or other arrangement that insures or indemnifies Executive.

13.                               LIMITATION ON PAYMENTS

In the event that the severance and other benefits provided for in this Agreement or otherwise payable to Executive (i) constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and (ii) would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then Executive’s benefits under this Agreement shall be either (a) delivered in full, or (b) delivered as to such lesser extent which would result in no portion of such benefits being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax, results in the receipt by Executive on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code. The payments or benefits subject to any such reduction shall be reduced by Vitesse in its reasonable discretion in the following order: (i) reduction of any payments and benefits otherwise payable to Executive that are exempt from Section 409A of the Code, and (ii) reduction of any other payments and benefits otherwise payable to Executive on a pro-rata basis or such other manner that complies with Section 409A of the Code, as determined by Vitesse.

Unless Vitesse and Executive otherwise agree in writing, any determination required under this section shall be made in writing by Vitesse’s independent public accountants (the “Accountants”), whose determination shall be conclusive and binding upon Executive and Vitesse for all purposes. For purposes of making the calculations required by this section, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Section 280G and 4999 of the Code. Vitesse and Executive shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this section. Vitesse shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this section.

14.                               SECTION 409A

Vitesse makes no representations or warranties to Executive with respect to any tax, economic or legal consequences of this letter or any payments or other benefits provided hereunder, including without limitation under Section 409A of the Code. However, the parties intend that this Agreement and the payments and other benefits provided hereunder be exempt from the requirements of Section 409A of the Code to the maximum extent possible, whether pursuant to the short-term deferral exception described in Treasury Regulation Section 1.409A-1(b)(4), the involuntary separation pay plan exception described in Treasury Regulation Section 1.409A-1(b)(9)(iii), or otherwise. To the extent Section 409A of the Code is applicable to this Agreement (and such payments and benefits), the parties intend that this Agreement (and such payments and benefits) comply with the deferral, payout and other limitations and restrictions imposed under Section 409A of the Code. Notwithstanding any other provision of this Agreement to the contrary, this Agreement shall be interpreted, operated and administered in a manner consistent with such intentions. Without limiting the generality of the foregoing, and notwithstanding any other provision of this Agreement to the contrary, with respect to any payments and benefits under this letter to which Section 409A of the Code applies, all references in this letter to the termination of Executive’s employment are intended to mean Executive’s “separation from service,” within the meaning of Section 409A(a)(2)(A)(i) of the Code. In addition, if Executive is a “specified employee,” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent necessary to avoid subjecting Executive to the imposition of any additional tax under Section 409A of the Code, amounts that would otherwise be payable under this Agreement during the six-month period immediately following Executive’s “separation from service,” within the meaning of Section 409A(a)(2)(A)(i) of the Code, will not be paid to Executive during such period, but will instead be accumulated and paid to Executive (or, in the event of Executive’s death, Executive’s estate) in a lump sum on the first business day following the earlier of (a) the date that is six months after Executive’s separation from service or (b) Executive’s death. It is intended that each installment, if any, of any severance payments shall be treated as a separate “payment” for purposes of Section 409A. Likewise to the extent required for payments under this Agreement to comply with or be exempt from Section 409A of the Code (with the intention to comply with Treasury Regulation §1.409A-3(d) with the treatment of the 38th day after termination of employment as the designated payment date), payments shall be made no sooner than the 8th day after termination of employment nor later than the 38th day after termination of employment based on when the waiver and release provided in the first paragraph of Section 6 is executed and becomes non-revocable and if such 30-day period spans two calendar years, payment shall be made in the later calendar year. In addition, to the extent required for payments under this Agreement (including, without limitation, the treatment of restricted stock units) to comply with or be exempt from Section 409A of the Code, an event shall not be treated as a Change of Control Event unless it also constitutes a change in the ownership or effective control of Vitesse or in the ownership of a substantial portion of the assets of Vitesse as determined under Section 409A of the Code.

15.                               ARBITRATION

Any controversy arising out of or relating to Executive’s employment, any termination of Executive’s employment, this Agreement or because of an alleged breach, default, or misrepresentation in connection with any of the provisions of this Agreement, including (without limitation) any state or federal statutory claims, shall be submitted to final and binding arbitration, to be held in Ventura County, California before a sole neutral arbitrator. The arbitration shall be administered by JAMS pursuant to its Comprehensive Arbitration Rules and Procedures. Judgment on the award may be entered in any court having jurisdiction. The parties acknowledge and agree that they are hereby waiving any rights to trial by jury in any action, proceeding or counterclaim brought by either of the parties against the other in connection with any matter whatsoever arising out of or in any way connected with any of the matters referenced in this Section 15. The parties agree that in any proceeding with respect to such matters, each party shall bear its own attorney’s fees and costs.

16.                               TERM

Subject to the provisions of Section 5 of this Agreement, the term of this Agreement shall end on February 12, 2012.

17.                               PARTIAL INVALIDITY

It is the desire and intent of Vitesse and Executive that the provisions of this Agreement be enforced to the fullest extent permissible under applicable federal, state and municipal laws. Accordingly, if any specific provision or portion of this Agreement are determined to be invalid or unenforceable within the particular jurisdiction in which enforcement is sought, that portion of the Agreement will be considered as deleted for the purposes of adjudication. All other portions of this Agreement will be considered valid and enforceable within that jurisdiction.

18.                               ENTIRE AGREEMENT

Vitesse and Executive understand and agree that this Agreement constitutes the full and complete understanding and agreement between them regarding the terms of Executive’s employment and supersedes all prior understandings, representations, and agreements with respect to the employment. Vitesse and Executive understand that the Vitesse SIP and the Compensation Adjustment forms (if any) referred to in this Agreement shall be fully incorporated into this Agreement by reference. The parties rights and obligations hereunder may not be assigned without the consent of each party hereto, except that Vitesse may assign its rights and obligations hereunder to any successor entity. Executive agrees that following a Change in Control Event, “Vitesse” shall refer to any successor entity.

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19.                               EXECUTIVE ACKNOWLEDGEMENT

Executive acknowledges that he has read and understands this Employment Agreement and agrees to the terms and conditions contained herein. Executive agrees that he has had the opportunity to confer with legal counsel of his choosing regarding this Agreement. Executive further acknowledges that this Agreement has not been executed by Executive in reliance upon any representation or promise except those contained herein, and that Vitesse has made no guarantee regarding Executive’s employment other than those specified in this Agreement.

“Executive”

Dated	2/25/10	/s/ Christopher Gardner
Christopher Gardner

VITESSE SEMICONDUCTOR CORPORATION, a Delaware Corporation

Dated	2/25/10	By	/s/ Grant Lyon
Grant Lyon
Chairman of the Compensation Committee